Exhibit 99.1

Contact:

Marc Brailov

MicroStrategy Incorporated

Tel. (703) 770-1670

Email: mbrailov@microstrategy.com

MicroStrategy to Convert All $53 Million of its 7 1/2% Series A Unsecured

Notes into Class A Common Stock

McLean, Va., June 23, 2003 — MicroStrategy® Incorporated (NASDAQ: MSTR), a leading worldwide provider of business intelligence software, today announced that it has elected to convert on July 30, 2003 (the “Conversion Date”) the remaining $53,035,445 in principal amount outstanding of its 7 1/2 % series A unsecured notes (the “Notes”) plus all accrued and unpaid interest on the Notes, based on a conversion price of $32.2611, into shares of the company’s class A common stock, in accordance with the terms of the indenture pursuant to which the Notes were issued. Under the indenture, MicroStrategy has the right, at any time prior to the maturity date of the Notes, to mandatorily convert the Notes into shares of MicroStrategy class A common stock at a conversion price equal to 80% of the dollar-weighted average trading price per share for all round lot transactions in the stock on The Nasdaq National Market for the ten trading days ending two days prior to the date that written notice of conversion has been given to the trustee for the Notes. Written notice electing to convert all outstanding Notes was given by MicroStrategy to the trustee today. The conversion will result in MicroStrategy issuing an aggregate of approximately 1,656,297 shares of class A common stock in the conversion (the “Conversion Shares”). The conversion ratio for the Notes is 3.1230 shares of class A common stock for each $100 in principal amount of the Notes. The conversion ratio includes the shares of class A common stock to be issued with respect to the $0.75 of accrued and unpaid interest that will be outstanding on each $100 principal amount of the Notes at the time of conversion. Interest on the Notes will cease to accrue as of the Conversion Date.

Notices of conversion will be mailed to each record holder of the Notes on June 30, 2003. The Notes trade on The Nasdaq SmallCap Market under the symbol “MSTRG.”

As of June 20, 2003, MicroStrategy had issued and outstanding approximately 10,454,245 shares of class A common stock and approximately 3,882,780 shares of class B common stock. Giving effect to the conversion of the Notes and the issuance of the Conversion Shares, MicroStrategy expects that immediately following the conversion it will have a total of approximately 12,110,542 shares of class A common stock outstanding and 3,882,780 shares of class B common stock outstanding.

By converting the Notes into class A common stock, MicroStrategy will eliminate its obligations under the Notes to pay $53 million in principal and approximately $4 million in cash interest annually, or approximately $16 million in total interest that would have been paid in cash over the remaining term of the Notes. Upon conversion of the Notes, MicroStrategy expects that its balance sheet will reflect an increase in stockholders’ equity of approximately $39.8 million. On the Conversion Date, MicroStrategy expects to incur a non-recurring, non-cash charge equal to the difference between the fair market value of the Conversion Shares on the Conversion Date and approximately $39.8 million, the carrying value of the Notes plus accrued and unpaid interest on the Conversion

Date. For example, if the fair market value of a Conversion Share on the Conversion Date were equal to $38.00, the closing sale price per share of the class A common stock on June 20, 2003, MicroStrategy would incur a non-recurring, non-cash charge in the third quarter of 2003 of approximately $23.1 million as a result of the conversion. This charge would decrease MicroStrategy’s GAAP net income for the third quarter of 2003 and for the year ended December 31, 2003. Accordingly, MicroStrategy expects that the charge resulting from the conversion will decrease GAAP net income expected for the same periods compared to guidance previously provided by MicroStrategy on April 29, 2003, which did not contemplate any conversion of the Notes or any charges associated with a conversion. The interest savings from the conversion of the Notes will have the effect of increasing MicroStrategy’s GAAP net income for the fourth quarter of 2003 and for future periods during the term of the Notes in absolute terms as compared to GAAP net income for these periods if the Notes had remained outstanding.

About MicroStrategy Incorporated

Founded in 1989, MicroStrategy is a worldwide leader in the increasingly critical business intelligence software market. Leading Fortune 2000 companies are integrating MicroStrategy’s industrial-strength software into virtually all facets of their businesses. The MicroStrategy Business Intelligence Platform™ distills vast amounts of data into insight to help drive cost-efficiency, productivity, customer relations and revenue-generation. MicroStrategy offers exceptional capabilities — excellent scalability, powerful analytics, user-friendly query and reporting features and an outstanding, easy-to-use Web interface. Top companies are using MicroStrategy to cost-effectively harness large, multi-terabyte databases; empower thousands of employees at all operational levels; and extend the benefits of business intelligence enterprise-wide and beyond to customers, partners and suppliers.

MicroStrategy has over 2,000 enterprise-class customers, including General Motors, Best Buy, Lowe’s Home Improvement Warehouse, Yahoo!, Visa International, Wells Fargo, Telecom Italia, AT&T Wireless Group and Aventis. MicroStrategy also has relationships with over 500 systems integrators and application development and platform partners, including IBM, PeopleSoft, Sun, and JD Edwards. MicroStrategy is listed on Nasdaq under the symbol MSTR. For more information or to purchase or demo MicroStrategy’s software, visit MicroStrategy’s Web site at http://www.microstrategy.com.

MicroStrategy, MicroStrategy 7, MicroStrategy Business Intelligence Platform, and MicroStrategy 7i are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute “forward-looking statements,” including its estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the Company’s ability to secure financing for its current operations and long-term plans on acceptable terms; the ability of the Company to implement and achieve widespread customer acceptance of its MicroStrategy 7i software on a timely basis; the Company’s ability to recognize deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s products in the marketplace; the timing of significant orders; delays in the Company’s ability to develop or ship new products; market acceptance of new products; competitive factors; general economic conditions; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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